EXHIBIT 99.1

For further information, contact:

At the Company: Dan Brandano, CEO 813-877-6300 ceo@leisureseek.com	Investor Relations: OTC Financial Network Peter Clark 781-444-6100, x629 peter@otcfn.com http://www.otcfn.com/dyco

FOR IMMEDIATE RELEASE:

DynEco Announces All Proposals Approved at Shareholders’ Meeting

Tampa, FL: February 3, 2006: DynEco Corporation (OTCBB: DYCO) announced today the results of a meeting of shareholders held on January 31, 2006. Shareholders attending the meeting, in person and by proxy, approved all proposals.

The following directors were elected to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified: Daniel G. Brandano, Thomas W. Busch, Robert A.G. LeVine and Leonard Sculler.

In addition, shareholders authorized: 1) an increase in the number of shares of common stock the Corporation is authorized to issue to 300,000,000; 2) a 1 for 30 reverse split of the issued and outstanding common stock of the Corporation; 3) a corporate domicile change from Minnesota to Florida; and 4) a change of the Corporation’s name from DynEco to Dynamic Leisure Corporation. Articles of Amendment increasing the number of shares the Corporation is authorized to issue were filed with the State of Minnesota on February 2, 2006, upon which the 197,000 currently outstanding shares of Series A preferred stock automatically converted into 197,000,000 shares of the Corporation’s common stock. The reverse split will become effective upon receipt of required regulatory approvals.

DynEco Chief Executive Officer Daniel Brandano commented, “With these proposals approved, Dynamic can now begin to execute its strategy of becoming a leading international leisure enterprise offering a portfolio of dynamic packages to the world’s most popular destinations. We are now moving forward with our strategic acquisition plan, which will be supported by our proprietary technology and first rate management team to deliver a superior product to both the consumer and retail segments of the market.”

About DynEco Corporation

DynEco, through its wholly owned subsidiary Dynamic Leisure Group, Inc. (“Dynamic”), is focused on consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. The Company plans to acquire established travel wholesale companies in the United States, the United Kingdom, and the European Union, while also pursuing organic growth. While increasing volume in the Internet direct-to-consumer market, DynEco also intends to operate as a travel wholesaler that provides packaged trips to travel agencies and other re-sellers. DynEco is also the licensor of certain patented technology under an exclusive license agreement with Parker-Hannifin Corporation, a Fortune 500 industrial company.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially from those reflected in the forward-looking statements based on a number of factors, including, but not limited to, the ability to identify appropriate acquisition candidates, the ability to successfully consummate acquisitions, the ability to successfully integrate acquisitions under the Dynamic umbrella, uncertainties in product demand, the impact of competitive products and pricing, the ability to compete with other travel-related enterprises, many of which have far greater financial resources than DynEco, changing economic conditions around the world, release and sales of new products, the ability to mount and maintain successful marketing and branding programs, and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

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